Exhibit 10.8
AMENDMENT TO OUTBACK STEAKHOUSE, INC.

DIRECTORS’ DEFERRED COMPENSATION AND STOCK PLAN

WHEREAS, in connection with the transactions contemplated by the Agreement and Plan of Merger among Kangaroo Holdings, Inc., Kangaroo Acquisition, Inc. and Outback Steakhouse, Inc. (the “Company”), dated as of November 5, 2006 (the “Merger Agreement”), the Board of Directors (the “Board”) and the Compensation Committee of the Board of Directors (the “Committee”) have determined as required by the Merger Agreement to amend and construe the Outback Steakhouse, Inc. Directors’ Deferred Compensation and Stock Plan (the “Plan”) as permitted by Section 8 of the Plan and consistent with the Board’s and the Committee’s authority under Section 2 of the Plan.

NOW THEREFORE, the Plan is hereby amended effective immediately with respect to all accounts thereunder, as follows:

Section 5 of the Plan is hereby amended by adding the following at the end thereof:

Notwithstanding anything to the contrary in the Plan or otherwise, at the “Effective Time” (as defined in the Agreement and Plan of Merger among Kangaroo Holdings, Inc., Kangaroo Acquisition, Inc. and the Corporation, dated as of November 5, 2006 (the “Merger Agreement”), each Share Unit credited to a Deferral Account shall be converted into the right to receive the “Merger Consideration” (as defined in the Merger Agreement) and payments under the Plan shall be made immediately upon the Effective Time (it being understood that the transactions contemplated by the Merger Agreement will constitute a “change in the ownership or effective control” of the Corporation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended).

Except as expressly modified hereby, the terms and provisions of the Plan shall remain in full force and effect. In the event the Merger Agreement is terminated in accordance with its terms, this Amendment shall be void ab initio and of no force and effect.